Exhibit 10.1

Description of Amendments to Executive Management Compensation Arrangements

On February 24, 2005, the People Resources Committee (the “Committee”) of the Board of Directors of CIGNA Corporation took the following actions with respect to the compensation of CIGNA's named executive officers:

Name and Principal Position	2005 Salary[1]($)	2004 Bonus($)	2005 Option Grant[2](#)	2002-2004 LTIP Payout[3]($)	2005-2007 LTIP Units[4] (#)

H. Edward Hanway	1,080,000	2,600,000	136,430	7,980,000	75,000
Chairman and Chief Executive Officer
Michael W. Bell	555,000	800,000	36,365	1,773,555	20,000
Executive Vice President & Chief Financial Officer
Judith E. Soltz	500,000	600,000	18,185	931,000	10,000
Executive Vice President and General Counsel
Gregory H. Wolf	480,000	540,000	11,515	842,555	6,335
President, CIGNA Group Insurance
Terry Kendall	510,000	480,000	10,305	754,110	5,670
President, CIGNA International
__________________________

(1)	New base salary amounts take effect on July 4, 2005.
(2)
Options have a ten-year term and generally become exercisable in three equal annual installments beginning on the first anniversary of their grant date. The exercise price per share of the options is $89.42, the fair market value of CIGNA's stock on the grant date.

(3)	The value of the long-term incentive payouts was based on CIGNA’s return on equity (ROE) in each of those years compared to the ROE of a defined group of competitors.
(4)
For SPU awards made for the 2005-2007 performance period, the Committee selected three-year annualized total shareholder return weighted equally with a cumulative adjusted income or adjusted revenue measure as the performance metrics. The Committee sets performance metrics, payout formulas and a target value for the SPUs when they are awarded. The target value for these awards is $75 per unit, and is to be paid if CIGNA’s performance on the metrics is in the median range compared to a defined group of health care competitors. The final dollar value of each unit may be from zero to $200. The Committee has discretion to reduce the dollar value of each unit to any amount, including zero.

The Committee also selected income from continuing operations before realized investment gains/losses and special items for the three ongoing business segments (Health Care, Disability and Life and International) and adjusted revenues from the ongoing business segments as the performance metrics to determine the 2005 annual bonus awards for executive officers under the Executive Incentive Plan.